Exhibit 99.1

Mobiquity Networks adds Blockchain to its Passage Platform to Address Industry Issues Regarding Transparency, Security and Accountability

NEW YORK, NEW YORK Feb. 05, 2018 (GLOBE NEWSWIRE) — Mobiquity Networks, a leading mobile location data intelligence company, and wholly owned subsidiary of Mobiquity Technologies, Inc. (OTCQB: MOBQ) today announced it has added Blockchain technology to its PASSAGE PLATFORM. The company’s PASSAGE PLATFORM is a Location Search Engine that provides a wide variety of industries the ability to discern consumer behavioral patterns and insights based on location data collected from over 50 million unique mobile devices. The addition of Blockchain technology to PASSAGE allows for greater confidence from all interested parties by providing secured immutable entries, audit trails, and transparency regarding the origin and usage of the data. Mobiquity Networks is an industry leader in mobile location data and the first of its kind publicly traded company to combine a location search engine with Blockchain technology to add much needed security, transparency and accountability.

Mobiquity Networks Blockchain network is a semi-private network, to be utilized by its current data providers and buyers. Moving forward, Mobiquity Networks will open its Blockchain network to all location data providers and buyers. For data buyers, the open Blockchain network will enable a complete audit trail of data origin and rights of usage. Similarly, for data suppliers the open Blockchain network will provide data security, full transparency of usage and smart contracts for rights management to the data. The Company believes the added security, transparency and accountability features will cause numerous new data buyer and providers to join its current network.

“With the addition of Blockchain technology to our Passage Platform we are positioning Mobiquity Networks as a leader in the geo-behavioral data industry,” said Paul Bauersfeld, CTO Mobiquity Networks, “There’s a shift occurring within the industry from siloed data to open networks. Our use of Blockchain technology in this manner is the first step in achieving that goal.”

Blockchain is the dynamic underlying technology that powers Bitcoin, Ethereum, Litecoin and other cryptocurrencies, although it should be looked at as a more general-purpose technology. It holds the potential to disrupt and revolutionize multiple industries. The revolutionary potential of Blockchain lies in its ability to securely inventory, track, subdivide and distribute assets while being fully transparent.

About Mobiquity Networks (www.mobiquitynetworks.com)

Mobiquity Networks, a wholly owned subsidiary of Mobiquity Technologies, Inc. (MOBQ), is a next generation location data intelligence company. The company provides precise, unique, at-scale location-based data and insights on consumer’s real-world behavior and trends for use in marketing and research. With our combined exclusive data sets and first party location data via our advanced SDK; Mobiquity Networks provides one of the most accurate and scaled solution for mobile data collection and analysis.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

Media Contact:

Mobiquity Technologies, Inc.
Jed Weisberg

917-720-6504
jed@mobiquitynetworks.com